Exhibit 99.1

First Choice Bancorp Announces

Fourth Quarter and Full Year 2020 Financial Results

Fourth Quarter Highlights

●	Net income of $10.8 million, up 37.0% over Q3’20 and up 81.2% over Q4’19
●	Diluted earnings per common share of $0.92, up 37.3% over Q3’20 and up 80.4% over Q4’19
●	Pre-tax pre-provision income was $15.4 million, up 26.9% from Q3’20 and up 62.0% over Q4’19
●	Net interest margin of 4.31%, up 26 bps from Q3’20 and down 54 bps from Q4’19
●	Cost of funds of 0.27%, down 2 bps from Q3’20 and down 50 bps from Q4’19
●	Return on average assets of 1.88%, compared to 1.39% for Q3’20 and 1.40% for Q4’19
●	Return on average equity of 15.44%, compared to 11.57% for Q3’20 and 9.02% for Q4’19
●	Efficiency ratio of 44.4%, compared to 48.7% for Q3’20 and 54.3% for Q4’19
●	Provision for loan loss expense of $100 thousand, down $900 thousand from Q3’20 and down $1.1 million from Q4’19
●	Total loans held for investment excluding Paycheck Protection Program (“PPP”) loans increased $66.0 million from Q3’20, or 17.7% annualized
●	Noninterest-bearing demand deposits increased $84.6 million, up 11.5% over Q3’20, up 31.0% over Q4’19 and represented 50.2% of total deposits at December 31, 2020
●	Tangible book value per share of $17.29, up $0.73 per share from Q3’20 and up $1.59 per share from Q4’19
●	Community bank leverage ratio (preliminary) was 10.28% at December 31, 2020
●	Quarterly cash dividend of $0.25 per share

Full Year Highlights

●	Net income of $29.0 million, up 4.0% over 2019
●	Diluted EPS of $2.47 per share, up 4.7% over 2019
●	Pre-tax pre-provision income of $46.9 million, up 9.7% from 2019
●	Net interest margin of 4.28%, down 96 bps from 2019
●	Cost of funds of 0.38%, down 53 bps from 2019
●	Return on average assets of 1.38%, compared to 1.74% in 2019
●	Return on average equity of 10.70%, compared to 10.93% in 2019
●	Efficiency ratio of 49.8%, compared to 50.3% in 2019
●	Provision for loan loss expense of $5.9 million, up $3.1 million due primarily to COVID-19 and organic loan growth
●	Total loans held for investment excluding PPP loans increased $186.0 million, an increase of 13.5% over 2019
●	Noninterest-bearing demand deposits increased $194.1 million, up 31.0% over 2019
●	Cash dividends paid totaling $1.00 per share

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COVID-19 Updates

●	At December 31, 2020, PPP loans outstanding principal before net deferred fees totaled $326.7 million
●	$73 million of PPP loans were forgiven by the SBA or repaid by the borrowers as of December 31, 2020
●	Originated 32 loans under the Main Street Lending Program totaling $172.2 million in principal and sold 95% participation interest to Main Street Lending Facilities, resulting in a gain on sale of $1.1 million for the year ended 2020
●	Continue leveraging technology to increase operational efficiencies and employee productivity

Cerritos, CA, January 26, 2021 – First Choice Bancorp (NASDAQ: FCBP) (“us,” “we,” “our,” or the “Company”), the holding company of First Choice Bank (the “Bank”), today reported net income of $10.8 million for the fourth quarter of 2020, or $0.92 per diluted share, compared to net income of $7.9 million, or $0.67 per diluted share, for the third quarter of 2020. Pre-tax pre-provision income was $15.4 million for the fourth quarter of 2020, an increase of $3.3 million, compared to the pre-tax pre-provision income of $12.1 million for the third quarter of 2020.

Net income for the full year of 2020 was $29.0 million, or $2.47 per diluted share, compared to net income for the full year 2019 of $27.8 million, or $2.36 per diluted share. Pre-tax pre-provision income was $46.9 million for the full year of 2020, an increase of $4.2 million, compared to the pre-tax pre-provision income of $42.7 million for the full year of 2019. Financial results for the full year of 2020 include a provision for loan losses of $5.9 million, compared to a $2.8 million provision for loan losses for the full year of 2019.

“First Choice finished 2020 with strong fourth quarter results, bringing to close a year in which we navigated a challenging environment while delivering high-quality results,” said Peter Hui, Chairman of the Board of the Company. “We believe that we are entering 2021 well-positioned for continued profitable growth in this still uncertain environment. I am proud of how the First Choice team tirelessly worked together last year to be ‘First in Speed, Service, and Solutions’. The daily efforts of our employees and the pride they take in their work are what makes First Choice successful.”

“The fourth quarter demonstrated the strength of our bank as we continued to profitably grow core assets and improve our deposit franchise,” said Robert M. Franko, President and CEO of the Company. “We remain focused on becoming Southern California’s premier community bank, despite the pandemic’s disruption to the economy and people’s lives. Last year, we used the Paycheck Protection and Main Street Lending programs to provide hundreds of millions of dollars of financial support to our clients and communities the Company serves. We expect to be involved in government programs again this year to help our local businesses weather the deleterious effects of the pandemic on their operations and employees. We know that uncertainty remains, however, we are optimistic about the future and we remain focused on profitable growth and continuing to deliver exceptional value to our clients and our shareholders.”

STATEMENT OF INCOME

Net Interest Income

Net interest income for the fourth quarter of 2020 totaled $23.5 million, an increase of $1.8 million from the third quarter of 2020 due to higher interest income of $1.7 million, coupled with lower interest expense of $88 thousand. The increase in net interest income was due primarily to the accelerated accretion of deferred fee income from PPP loan forgiveness, organic loan growth, and lower cost of funds. Average loans decreased by $7.0 million due primarily to average PPP loan forgiveness of $27.0 million, which was offset by average organic loan growth of $20.0 million in the fourth quarter of 2020. The decrease in interest expense for the fourth quarter of 2020 was due primarily to run-off of higher-cost time deposits. Interest expense on interest-bearing deposits decreased $71 thousand, coupled with a decrease of $17 thousand on total borrowings. Interest expense on the PPP Liquidity Facility (“PPPLF”) was $216 thousand for the fourth quarter of 2020, compared to $212 thousand in the third quarter of 2020 due to higher average borrowings.

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Net Interest Margin

The net interest margin for the fourth quarter of 2020 increased 26 basis points to 4.31% from 4.05% for the third quarter of 2020. The increase in the net interest margin was due primarily to a 38 basis point increase in loan yields (including fees and discounts), coupled with a 2 basis point decrease in total funding costs. The increase in loan yields was due primarily to the accelerated net deferred fee income from PPP loan forgiveness in the fourth quarter of 2020. The accelerated net deferred fee income from PPP loan forgiveness totaled $1.8 million and contributed 32 basis points to the net interest margin and 37 basis points to the loan yield in the fourth quarter of 2020. There was no similar income in the third quarter of 2020. The net interest margin without PPP loans was 4.30% and 4.41% for the fourth and third quarter of 2020, respectively.

The decrease in the other interest-earning assets yield was driven by lower market interest rates. The weighted average loan yield for PPP loans was 4.62% including the accelerated accretion of deferred fee income from PPP loan forgiveness, or 2.68% without the accelerated accretion income. The yield on loans, excluding PPP loans, was stable at 5.28% and 5.31% for the fourth and third quarters of 2020, respectively.

The cost of funds decreased to 0.27% for the fourth quarter of 2020, compared to 0.29% for the third quarter of 2020, due primarily to lower market interest rates and run-off of higher-cost time deposits. Average noninterest-bearing demand deposits increased $64.2 million to $794.5 million and represented 49.7% of total average deposits for the fourth quarter of 2020, compared to $730.3 million, or 46.5% of total average deposits, for the third quarter of 2020. The increase in average noninterest-bearing demand deposits was attributable to core customer growth during the fourth quarter of 2020. The total cost of deposits decreased 3 basis points to 0.22% for the fourth quarter of 2020, compared to 0.25% for the third quarter of 2020.

Average borrowings and senior secured notes decreased $5.1 million and $2.4 million to $147.7 million and $2.3 million, respectively for the fourth quarter of 2020. These decreases were partially offset by a slight increase of $4.0 million in average PPPLF outstanding during the fourth quarter of 2020 with an average interest rate of 0.35%. The average cost of borrowings remained relatively stable at 0.55% for the fourth quarter of 2020. The average cost of senior secured notes was 3.50% for the fourth quarter of 2020.

Provision for Loan Losses

The provision for loan losses for the fourth quarter of 2020 decreased $900 thousand to $100 thousand, compared to $1.0 million for the third quarter of 2020. The decrease in the fourth quarter provision for loan losses was driven primarily by $333 thousand in net recoveries, a decrease in specific reserves of $98 thousand from special asset resolutions, and lower historical loss rates in the fourth quarter of 2020, partially offset with the increased reserves required for organic loan growth. With the recent extension of stay-at-home orders and an increase in reported COVID cases in the fourth quarter of 2020, the timing of an economic recovery continues to remain uncertain. Accordingly, the assumptions underlying the COVID-19 related qualitative factors we analyzed in determining the adequacy of the provision for loan losses included (a) uncertain and volatile macro-economic conditions caused by the pandemic; (b) a stabilized unemployment rate; and (c) the additional government stimulus package signed into law in December of 2020. No provision for loan losses was recognized on PPP loans as the SBA guarantees 100% of loan principal under the program.

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Noninterest Income

Noninterest income for the fourth quarter of 2020 was $4.2 million, an increase of $2.3 million from $1.9 million for the third quarter of 2020. The increase was due primarily to higher gains on loan sales. SBA loans sold during the fourth quarter of 2020 totaled $36.7 million resulting in a gain on sale of $2.6 million, compared to $6.2 million resulting in a gain on sale of $504 thousand for the third quarter of 2020. Gain on loan sales for the fourth quarter of 2020 also included the sale of 95% participation interests in the Main Street loans resulting in gains of $660 thousand, compared to $486 thousand in the third quarter of 2020.

Noninterest Expense

Noninterest expense increased $793 thousand to $12.3 million for the fourth quarter of 2020 from $11.5 million for the third quarter of 2020. This increase was due primarily to higher salaries and employee benefit expenses and higher data processing expenses, partially offset by lower FDIC assessment fees.

The $758 thousand increase in salaries and employee benefits was due primarily to higher incentive accruals resulting from an increase in organic loan production and PPP loan incentives approved in the fourth quarter of 2020.

The efficiency ratio remained favorable and decreased to 44.4% in the fourth quarter of 2020, compared to 48.7% in the third quarter of 2020. The lower efficiency ratio in the fourth quarter of 2020 was driven primarily by higher revenues including gains from SBA and Main Street loan sales.

Income Taxes

Income tax expense was $4.5 million for the fourth quarter of 2020 compared to $3.3 million for the third quarter of 2020. The effective tax rate was 29.5% for the fourth quarter of 2020 and 29.3% for the third quarter of 2020. The effective tax rate for the full year of 2020 was 29.3%.

STATEMENT OF FINANCIAL CONDITION

Loan Portfolio

Total loans held for investment decreased $4.2 million in the fourth quarter of 2020 to $1.88 billion at December 31, 2020 due primarily to the $73 million of payments received from PPP loans in the fourth quarter of 2020, partially offset by organic loan growth and the Company’s participation in the Main Street Lending program. Loans held for sale decreased $26.5 million to $9.9 million as $36.7 million of SBA 7a loans were sold in the fourth quarter of 2020. These sales were partially offset by SBA 7a loan originations held for sale of $10.1 million during the fourth quarter of 2020.

New loan commitments from organic growth and Main Street loans, totaled $202.9 million for the fourth quarter of 2020, compared to $226.1 million for the third quarter of 2020 and included $107.9 million in construction and commercial real estate loans, $43.8 million in commercial and industrial loans, and $51.2 million of SBA loans.

Total unfunded loan commitments increased $42.4 million to $433.3 million at December 31, 2020 from $390.9 million at September 30, 2020 due to new commitments and higher repayments, partially offset by higher utilization on existing lines of credit. During the fourth quarter of 2020, new unfunded commitments totaled $77.7 million and borrower drawdown on existing lines of credit totaled $63.4 million.

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PPP Loans

PPP loans, net of deferred fees of $6.6 million, totaled $320.1 million at December 31, 2020, compared to $390.2 million at September 30, 2020. The net deferred fees are being accreted to income based on the two-year contractual maturity, and are accelerated to interest income upon forgiveness or early payoff. At December 31, 2020, the Company had not originated any PPP loans having a 5-year contractual maturity. For loans originated under the SBA’s PPP loan program, interest and principal payment on these loans were originally deferred for six months following the funding date, during which time interest would continue to accrue. On October 7, 2020, the Paycheck Protection Program Flexibility Act of 2020 (“Flexibility Act”) extended the deferral period for borrower payments of principal, interest, and fees on all PPP loans to the date that the SBA remits the borrower’s loan forgiveness amount to the lender (or, if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period). The extension of the deferral period under the Flexibility Act automatically applied to all PPP loans.

The SBA began approving forgiveness applications and making payments as forgiveness was approved in the fourth quarter of 2020. At December 31, 2020, approximately $73 million of PPP loans were forgiven by the SBA or repaid by the borrowers. The net deferred fees of $1.8 million was accelerated to income at the time of SBA forgiveness or borrower repayments. The Company plans to participate in the First Draw and Second Draw PPP Loan Program signed into law on December 27, 2020 as part of the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (Economic Act), which was included in the Consolidated Appropriations Act, 2021.

Main Street Lending Program

The Company participated in the Main Street Lending Program in the second half of 2020. During the fourth quarter of 2020, the Bank originated 28 loans under the Main Street Lending Program totaling $102.4 million in principal and sold 95% participation interests totaling $97.3 million to the Main Street Facilities, LLC, a special purpose vehicle (“SPV”), resulting in a gain on sale of $660 thousand. For the full year of 2020, the Bank originated 32 loans under the Main Street Lending Program totaling $172.2 million in principal and sold 95% participation interests totaling $163.6 million to the SPV, resulting in a gain on sale of $1.1 million. The Bank retains servicing rights with respect to the Main Street loans it participated to the SPV for which it receives a 25-basis point fee annually. The program expired on January 8, 2021.

Deposits

Total deposits increased $74.2 million from the prior quarter to $1.63 billion at December 31, 2020 due primarily to an increase in noninterest-bearing deposit accounts, partially offset by decreases in interest-bearing nonmaturity deposits and time deposit accounts.

At December 31, 2020, total noninterest-bearing demand deposits increased $84.6 million to $820.7 million and represented 50.2% of total deposits, compared to $736.1 million and 47.2% of total deposits at September 30, 2020. This increase was due primarily to the increase in core customer deposits, partially offset by the decrease in PPP deposits as customers used the PPP funds during the fourth quarter of 2020. Interest-bearing nonmaturity deposits decreased $10.0 million due primarily to a decrease in brokered deposits, partially offset by increases in core customer interest checking and money market deposit accounts.

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Borrowings

At December 31, 2020, FHLB borrowings decreased $5.0 million to $145.0 million in the fourth quarter of 2020, compared to $150.0 million at September 30, 2020. The Company’s borrowings under the PPPLF totaled $204.7 million, a decrease of $48.4 million in the fourth quarter of 2020, compared to $253.1 million at September 30, 2020. The decreases were due primarily to the additional liquidity received from PPP loan forgiveness and the growth in noninterest-bearing deposits during the fourth quarter of 2020. At December 31, 2020, senior secured notes totaled $2.0 million, a decrease of $2.4 million in the fourth quarter of 2020, compared to $4.4 million at September 30, 2020. The Company was able to paydown the senior secured notes due to increased earnings in the fourth quarter of 2020.

Credit Quality

Nonperforming loans decreased to $6.4 million at December 31, 2020, compared to $13.0 million at September 30, 2020, representing 0.34% and 0.69% of total loans held for investment, respectively. The decrease in nonperforming loans was due primarily to the resolution of three loan relationships totaling $6.0 million during the fourth quarter of 2020. A single non-accrual loan of $202 thousand was classified as a new non-accrual troubled-debt restructurings (“TDR”) during the fourth quarter of 2020. There were no loans over 90 days past due that were still accruing interest at December 31, 2020. Substandard loans increased $373 thousand to $18.4 million, compared to $18.0 million at September 30, 2020, due primarily to seven loans totaling $7.4 million from three loan relationships being downgraded to substandard, partially offset by the resolution of nonperforming loans and payoffs. Net recoveries for the fourth quarter of 2020 were $333 thousand, or 0.07% of average loans on an annualized basis, compared to net charge-offs of $88 thousand or 0.02% of average loans on an annualized basis for the third quarter of 2020. Nonperforming assets totaled $6.4 million at December 31, 2020, compared to $13.0 million at September 30, 2020, and represented 0.28% and 0.58% of total assets, respectively.

Loan delinquencies (30-89 days past due) totaled $54 thousand at December 31, 2020, compared to $1.2 million at September 30, 2020.

The allowance for loan losses increased 2.3% to $19.2 million and represented 1.02% of total loans held for investment and 297.35% of nonperforming loans at December 31, 2020, compared to 0.99% and 144.21% at September 30, 2020, respectively. The allowance for loan losses as a percentage of total loans held for investment excluding PPP loans, was 1.23% at December 31, 2020. At December 31, 2020, the net carrying value of acquired loans totaled $164.5 million and included a remaining net discount of $3.9 million. The discount is available to absorb losses on the acquired loans and represented 2.4% of the net carrying value of acquired loans and 0.21% of total gross loans held for investment.

CAPITAL POSITION

Capital Ratios

The Bank opted into the Community Bank Leverage Ratio (“CBLR”) framework beginning with the Call Report filed for the first quarter of 2020. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. Although, the minimum CBLR was originally set at 9%, on April 23, 2020, the federal banking regulators, implementing the applicable provisions of the CARES Act, issued interim rules which modified the CBLR framework so that: (i) beginning in the second quarter 2020 and until the end of the year, a banking organization that has a leverage ratio of 8% or greater and meets certain other criteria may elect to use the CBLR framework; and (ii) community banking organizations will have until January 1, 2022, before the CBLR requirement is re-established at greater than 9%. Under these interim rules, the minimum CBLR was set at 8% beginning in the second quarter and for the remainder of calendar year 2020, 8.5% for calendar year 2021, and 9% thereafter. The interim rules also maintain a two-quarter grace period for a qualifying community banking organization whose leverage ratio falls no more than 1% below the applicable community bank leverage ratio. In addition, assets originated under the PPP and covered loans pledged under the PPPLF are deducted from the average total consolidated assets for purposes of calculating the CBLR. However, such assets are included in total consolidated assets for purposes of determining the eligibility to opt into the CBLR framework.

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At December 31, 2020, the Bank’s preliminary CBLR ratio was 10.28% which exceeded the regulatory capital requirements of the CBLR framework and, accordingly, the Bank is considered to be ‘‘well-capitalized’’.

Stock Repurchase Program

The Company suspended the stock repurchase program on March 17, 2020. There were no repurchases of common stock since the second quarter of 2020. The remaining number of shares authorized to be repurchased under this program was 695,489 shares at December 31, 2020.

Sale of Rowland Heights Branch

During the fourth quarter of 2020, the Company entered into an agreement to sell its Rowland Heights branch office, consisting primarily of deposits of approximately $29 million at December 31, 2020; no loans will be sold as part of the transaction. The parties have received the requisite regulatory approvals and non-objections to consummate the transaction which is expected to close in January of 2021.

About First Choice Bancorp

First Choice Bancorp, headquartered in Cerritos, California, is the sole shareholder of and the registered bank holding company for, First Choice Bank. As of December 31, 2020, First Choice Bancorp had total consolidated assets of $2.28 billion. First Choice Bank, also headquartered in Cerritos, California, is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small- to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through nine full-service branches and two loan production offices located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency, personalized services and financial solutions and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bank is a strong believer in social justice and equality and is proud of its cultural- and gender-diverse workforce. As of December 31, 2020, more than 74% of the Company’s total workforce identified as ethnic minorities and more than 66% of its workforce and more than 50% of its senior management identified as female. First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s results of operations and financial condition and to enhance investors’ overall understanding of such results of operations and financial condition, permit investors to effectively analyze financial trends of our business activities, and enhance comparability with peers across the financial services sector. These non-GAAP financial measures are not a substitute for GAAP measures and should be read in conjunction with the Company’s GAAP financial information. A reconciliation of GAAP financial measures to non-GAAP financial measures is included in the accompanying financial tables.

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Forward-Looking Statements

In addition to historical information, certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to management’s beliefs, projections and assumptions concerning future results and events. Forward-looking statements include descriptions of management’s plans or objectives for future operations, products or services, and forecasts of the Company’s revenues, earnings or other measures of economic performance. As well, forward-looking statements may relate to future outlook and anticipated events, such as the Company’s plans and protocols with regard to managing potential impacts related to the COVID-19 virus, the Company’s strategy to help keep its workforce and local communities safe, the Company’s business continuity protocols and the potential impact on operations related to COVID-19, and the Company’s ability to successfully advance its development and expansion projects and achieve its growth objectives. These forward-looking statements involve risks and uncertainties, based on the beliefs and assumptions of management and on the information available to management at the time that this presentation was prepared and can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” ‘project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions or the negative version of those words or phrases.

Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. Many factors could cause actual results to differ materially from those contemplated by these forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ. Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the SEC, including under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as may be supplemented and/or amended by our Quarterly Reports on Form 10-Q as filed subsequent thereto.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President, Chief Executive Officer and Chief Financial Officer

First Choice Bancorp

Khoi D. Dang, Esq., 562.263.8336

Executive Vice President and General Counsel

First Choice Bank

Mag Wangsuwana, 562.263.8340

Senior Vice President and Chief Financial Officer

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First Choice Bancorp and Subsidiary

Financial Highlights and Selected Ratios (unaudited):

	At or for the Three Months Ended			At or for the Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019 (audited)
	(dollars in thousands, except per share amounts)
Total interest and dividend income	$24,873	$23,154	$21,953	$91,615	$90,354
Total interest expense	1,340	1,428	2,745	6,879	12,092
Net interest income	23,533	21,726	19,208	84,736	78,262
Total noninterest income	4,194	1,943	1,583	8,607	7,700
Total net interest income and noninterest income	27,727	23,669	20,791	93,343	85,962
Total noninterest expense	12,321	11,528	11,284	46,468	43,240
Pre-tax pre-provision income (1)	15,406	12,141	9,507	46,875	42,722
Provision for loan losses	100	1,000	1,200	5,900	2,800
Income before taxes	15,306	11,141	8,307	40,975	39,922
Income taxes	4,512	3,260	2,349	12,024	12,074
NET INCOME	$10,794	$7,881	$5,958	$28,951	$27,848

Total assets	$2,283,115	$2,256,342	$1,690,324	$2,283,115	$1,690,324
Total loans held for investment	1,880,777	1,884,930	1,374,675	1,880,777	1,374,675
Total loans held for investment excluding PPP loans	1,560,687	1,494,715	1,374,675	1,560,687	1,374,675
Noninterest-bearing deposits	820,711	736,118	626,569	820,711	626,569
Total deposits	1,634,158	1,559,912	1,313,693	1,634,158	1,313,693
Dividends declared per common share	$0.25	$0.25	$0.25	$1.00	$0.85
Net income per share-diluted	$0.92	$0.67	$0.51	$2.47	$2.36
Return on average assets	1.88%	1.39%	1.40%	1.38%	1.74%
Return on average equity	15.44%	11.57%	9.02%	10.70%	10.93%
Return on average tangible common equity (1)	21.52%	16.31%	12.95%	15.10%	15.90%
Net interest margin	4.31%	4.05%	4.85%	4.28%	5.24%
Average loan yield	5.15%	4.77%	6.21%	5.15%	6.54%
Cost of deposits	0.22%	0.25%	0.71%	0.34%	0.81%
Cost of funds	0.27%	0.29%	0.77%	0.38%	0.91%
Efficiency ratio (1)	44.4%	48.7%	54.3%	49.8%	50.3%
Noninterest-bearing deposits to total deposits	50.2%	47.2%	47.7%	50.2%	47.7%
Equity to assets ratio	12.30%	12.08%	15.49%	12.30%	15.49%
Tangible common equity to tangible asset ratio (1)	9.18%	8.90%	11.34%	9.18%	11.34%
Book value per share	$23.98	$23.28	$22.50	$23.98	$22.50
Tangible book value per share (1)	$17.29	$16.56	$15.70	$17.29	$15.70

(1)	Non-GAAP measure. See GAAP to non-GAAP Reconciliation.

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First Choice Bancorp and Subsidiary

Condensed Consolidated Balance Sheets (unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019 (audited)
	(dollars in thousands, except per share amounts)
ASSETS
Cash and due from banks	$18,011	$23,611	$27,359
Interest-bearing deposits at other banks	218,370	157,925	134,442
Total cash and cash equivalents	236,381	181,536	161,801
Investment securities, available-for-sale	42,027	37,999	26,653
Investment securities, held-to-maturity	1,358	1,680	5,056
Equity securities, at fair value	2,798	2,792	2,694
Restricted stock investments, at cost	12,999	12,999	12,986
Loans held for sale	9,932	36,474	7,659
Total loans held for investment	1,880,777	1,884,930	1,374,675
Allowance for loan losses	(19,167)	(18,734)	(13,522)
Total loans held for investment, net	1,861,610	1,866,196	1,361,153
Accrued interest receivable	9,569	11,500	5,451
Premises and equipment	2,149	2,341	1,542
Servicing asset	2,860	2,368	3,202
Deferred taxes	7,385	6,095	6,163
Goodwill	73,425	73,425	73,425
Core deposit intangible	4,956	5,149	5,728
Other assets	15,666	15,788	16,811
TOTAL ASSETS	$2,283,115	$2,256,342	$1,690,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$820,711	$736,118	$626,569
Money market, interest checking and savings	639,630	649,613	514,366
Time deposits	173,817	174,181	172,758
Total deposits	1,634,158	1,559,912	1,313,693
Borrowings	145,000	150,000	90,000
Paycheck Protection Program Liquidity Facility	204,719	253,140	—
Senior secured notes	2,000	4,400	9,600
Accrued interest payable and other liabilities	16,497	16,419	15,226
Total liabilities	2,002,374	1,983,871	1,428,519
Total shareholders’ equity	280,741	272,471	261,805
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,283,115	$2,256,342	$1,690,324

Shares outstanding	11,705,684	11,705,878	11,635,531
Book value per share	$23.98	$23.28	$22.50
Tangible book value per share (1)	$17.29	$16.56	$15.70

(1)	Non-GAAP measure. See GAAP to non-GAAP Reconciliation.

10

First Choice Bancorp and Subsidiary

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
	(dollars in thousands, except per share amounts)
INTEREST and DIVIDEND INCOME
Interest and fees on loans	$24,411	$22,671	$20,741	$89,210	$86,207
Interest on investment securities	154	180	194	777	853
Interest on deposits at other financial institutions	129	103	805	825	2,405
Dividends on FHLB and other stock	179	200	213	803	889
Total interest and dividend income	24,873	23,154	21,953	91,615	90,354
INTEREST EXPENSE
Interest on savings, interest checking and money market accounts	344	382	1,222	2,153	4,998
Interest on time deposits	555	588	1,200	2,994	5,273
Interest on borrowings	205	207	176	985	1,143
Interest on PPP Liquidity Facility	216	212	—	540	—
Interest on senior secured notes	20	39	147	207	678
Total interest expense	1,340	1,428	2,745	6,879	12,092
Net interest income	23,533	21,726	19,208	84,736	78,262
Provision for loan losses	100	1,000	1,200	5,900	2,800
Net interest income after provision for loan losses	23,433	20,726	18,008	78,836	75,462
NONINTEREST INCOME
Gain on sale of loans	3,286	990	947	4,653	3,674
Service charges and fees on deposit accounts	468	495	363	1,965	1,942
Net servicing fees	201	228	87	644	850
Other income	239	230	186	1,345	1,234
Total noninterest income	4,194	1,943	1,583	8,607	7,700
NONINTEREST EXPENSE
Salaries and employee benefits	7,884	7,126	6,139	28,626	25,691
Occupancy and equipment	1,168	1,137	1,893	4,476	5,406
Data processing	1,017	955	903	3,653	2,864
Professional fees	462	492	396	1,875	1,633
Office, postage and telecommunications	300	274	252	1,121	1,032
Deposit insurance and regulatory assessments	318	386	47	963	392
Loan related	84	59	165	644	694
Customer service related	60	81	568	841	1,755
Amortization of core deposit intangible	192	193	258	771	848
Other expenses	836	825	663	3,498	2,925
Total noninterest expense	12,321	11,528	11,284	46,468	43,240
Income before taxes	15,306	11,141	8,307	40,975	39,922
Income taxes	4,512	3,260	2,349	12,024	12,074
Net income	$10,794	$7,881	$5,958	$28,951	$27,848

Net income per share - diluted	$0.92	$0.67	$0.51	$2.47	$2.36
Weighted average shares - diluted	11,620,582	11,612,270	11,607,176	11,617,780	11,687,089

11

First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(dollars in thousands)
Interest-earning assets:
Loans (1)	$1,885,451	$24,411	5.15%	$1,892,450	$22,671	4.77%	$1,325,748	$20,741	6.21%
Investment securities	46,292	154	1.32%	43,154	180	1.66%	34,483	194	2.23%
Deposits at other financial institutions	223,939	129	0.23%	184,606	103	0.22%	198,082	805	1.61%
Restricted stock investments and other bank stocks	15,056	179	4.73%	14,534	200	5.47%	14,078	213	6.00%
Total interest-earning assets	2,170,738	24,873	4.56%	2,134,744	23,154	4.31%	1,572,391	21,953	5.54%

Noninterest-earning assets	117,467			119,717			116,193
Total assets	$2,288,205			$2,254,461			$1,688,584

Interest-bearing liabilities:
Interest checking	$276,539	$119	0.17%	$279,945	$111	0.16%	$135,732	$324	0.95%
Money market accounts	317,173	214	0.27%	338,970	260	0.31%	301,552	841	1.11%
Savings accounts	32,655	11	0.13%	31,639	11	0.14%	30,243	57	0.75%
Time deposits	78,775	134	0.68%	81,837	201	0.98%	131,603	567	1.71%
Brokered time deposits	97,749	421	1.71%	107,347	387	1.43%	103,094	633	2.44%
Total interest-bearing deposits	802,891	899	0.45%	839,738	970	0.46%	702,224	2,422	1.37%
Borrowings	147,663	205	0.55%	152,762	207	0.54%	37,826	176	1.85%
Paycheck Protection Program Liquidity Facility	244,638	216	0.35%	240,602	212	0.35%	—	—	N/A
Senior secured notes	2,252	20	3.50%	4,620	39	3.36%	11,171	147	5.22%
Total interest-bearing liabilities	1,197,444	1,340	0.45%	1,237,722	1,428	0.46%	751,221	2,745	1.45%

Noninterest-bearing liabilities:
Demand deposits	794,542			730,306			658,654
Other liabilities	18,170			15,530			16,793
Shareholders’ equity	278,049			270,903			261,916

Total liabilities and shareholders’ equity	$2,288,205			$2,254,461			$1,688,584

Net interest spread		$23,533	4.11%		$21,726	3.85%		$19,208	4.09%
Net interest margin			4.31%			4.05%			4.85%

Total deposits	$1,597,433	$899	0.22%	$1,570,044	$970	0.25%	$1,360,878	$2,422	0.71%
Total funding sources	$1,991,986	$1,340	0.27%	$1,968,028	$1,428	0.29%	$1,409,875	$2,745	0.77%

(1)	Average loans include net discounts and net deferred loan fees and costs. Interest income on loans includes the accretion of net deferred loan fees of $3.4 million, of which $1.8 million related to the accelerated accretion of deferred fee income from PPP loans for the three months ended December 31, 2020. For the three months ended September 30, 2020 and December 31, 2019, the accretion of net deferred loan fees were $1.7 million and $237 thousand, and there was no accelerated accretion of deferred fee income from PPP loans. In addition, interest income includes $287 thousand, $835 thousand and $806 thousand of discount accretion on loans acquired in a business combination, including the interest recognized on the payoff of PCI loans, for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019.

12

First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis (continued)

	Year Ended December 31,
	2020			2019
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(dollars in thousands)
Interest-earning assets:
Loans (1)	$1,731,049	$89,210	5.15%	$1,317,345	$86,207	6.54%
Investment securities	42,064	777	1.85%	35,883	853	2.38%
Deposits at other financial institutions	188,345	825	0.44%	124,506	2,375	1.91%
Federal funds sold/resale agreements	—	—	N/A	1,243	30	2.41%
Restricted stock investments and other bank stocks	14,663	803	5.48%	13,973	889	6.36%
Total interest-earning assets	1,976,121	91,615	4.64%	1,492,950	90,354	6.05%

Noninterest-earning assets	119,663			110,650
Total assets	$2,095,784			$1,603,600

Interest-bearing liabilities:
Interest checking	$241,275	$592	0.25%	$120,494	$1,268	1.05%
Money market accounts	318,216	1,481	0.47%	278,075	3,498	1.26%
Savings accounts	30,674	80	0.26%	30,608	232	0.76%
Time deposits	92,242	1,117	1.21%	149,921	2,647	1.77%
Brokered time deposits	97,102	1,877	1.93%	107,958	2,626	2.43%
Total interest-bearing deposits	779,509	5,147	0.66%	687,056	10,271	1.49%
Borrowings	134,696	985	0.73%	49,914	1,143	2.29%
Paycheck Protection Program Liquidity Facility	153,679	540	0.35%	—	—	N/A
Senior secured notes	5,401	207	3.83%	11,933	678	5.68%
Total interest-bearing liabilities	1,073,285	6,879	0.64%	748,903	12,092	1.61%

Noninterest-bearing liabilities:
Demand deposits	735,129			586,508
Other liabilities	16,849			13,419
Shareholders’ equity	270,521			254,770

Total liabilities and shareholders’ equity	$2,095,784			$1,603,600

Net interest spread		$84,736	4.00%		$78,262	4.44%
Net interest margin			4.28%			5.24%

Total deposits	$1,514,638	$5,147	0.34%	$1,273,564	$10,271	0.81%
Total funding sources	$1,808,414	$6,879	0.38%	$1,335,411	$12,092	0.91%

(1)	Average loans include net discounts and net deferred loan fees and costs. Interest income on loans includes the accretion of net deferred loan fees of $6.7 million, of which $1.8 million related to the accelerated accretion of deferred fee income from PPP loans for the year ended December 31, 2020. For the year ended December 31, 2019, the accretion of net deferred loan fees were $958 thousand and there was no accelerated accretion of deferred fee income from PPP loans. In addition, interest income includes $2.2 million and $4.6 million of discount accretion on loans acquired in a business combination, including the interest recognized on the payoff of PCI loans, for the years ended December 31, 2020 and 2019.

13

First Choice Bancorp and Subsidiary

Loan Composition

	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Construction and land development	$229,394	12.1%	$215,109	11.3%	$249,504	18.1%
Real estate:
Residential	27,683	1.5%	30,067	1.6%	43,736	3.2%
Commercial real estate - owner occupied	165,581	8.8%	159,603	8.4%	171,595	12.5%
Commercial real estate - non-owner occupied	533,270	28.2%	528,201	27.9%	423,823	30.8%
Commercial and industrial	370,814	19.6%	361,170	19.0%	309,011	22.5%
SBA loans (1)	562,842	29.8%	602,407	31.8%	177,633	12.9%
Consumer	1	—%	8	—%	430	—%
Total loans held for investment, net of discounts	$1,889,585	100.0%	$1,896,565	100.0%	$1,375,732	100.0%
Net deferred loan fees (1)	(8,808)		(11,635)		(1,057)
Total loans held for investment	$1,880,777		$1,884,930		$1,374,675
Allowance for loan losses	(19,167)		(18,734)		(13,522)
Total loans held for investment, net	$1,861,610		$1,866,196		$1,361,153

(1)	Includes PPP loans with total outstanding principal of $326.7 million and $400.1 million and net deferred fees of $6.6 million and $9.9 million at December 31, 2020 and September 30, 2020.

Total loans held for investment

	December 31, 2020	September 30, 2020	December 31, 2019
	(dollars in thousands)
Gross loans held for investment (1)	$1,897,599	$1,904,019	$1,385,142
Unamortized net discounts (2)	(8,014)	(7,454)	(9,410)
Net unamortized deferred origination fees (1)	(8,808)	(11,635)	(1,057)
Total loans held for investment	$1,880,777	$1,884,930	$1,374,675

(1)	Includes PPP loans with total outstanding principal of $326.7 million and $400.1 million and net deferred fees of $6.6 million and $9.9 million at December 31, 2020 and September 30, 2020.
(2)	Unamortized net discounts include discounts related to the retained portion of SBA loans and net discounts on Non-PCI acquired loans. At December 31, 2020, net discounts related to loans acquired in the PCB acquisition totaled $3.9 million that is expected to be accreted into interest income over a weighted average remaining life of 3.8 years. At September 30, 2020 and December 31, 2019, net discounts related to loans acquired in the PCB acquisition totaled $4.3 million and $6.0 million.

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Allowance for Loan losses

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
	(dollars in thousands)
Balance, beginning of period	$18,734	$17,822	$12,340	$13,522	$11,056
Provision for loan losses	100	1,000	1,200	5,900	2,800
Charge-offs	(5)	(194)	(18)	(777)	(579)
Recoveries	338	106	—	522	245
Net recoveries (charge-offs)	333	(88)	(18)	(255)	(334)
Balance, end of period	$19,167	$18,734	$13,522	$19,167	$13,522
Annualized net recoveries (charge-offs) to average loans	0.07%	(0.02)%	(0.01)%	(0.01)%	(0.03)%

Credit Quality (1)

	December 31, 2020	September 30, 2020	December 31, 2019
	(dollars in thousands)
Accruing loans past due 90 days or more	$—	$—	$—
Non-accrual loans	6,099	12,847	11,107
Troubled debt restructurings on non-accrual	347	144	158
Total nonperforming loans	6,446	12,991	11,265
Foreclosed assets	—	—	—
Total nonperforming assets	$6,446	$12,991	$11,265
Troubled debt restructurings - on accrual	$319	$320	$321

Nonperforming loans as a percentage of total loans held for investment	0.34%	0.69%	0.82%
Nonperforming assets as a percentage of total assets	0.28%	0.58%	0.67%
Allowance for loan losses as a percentage of total loans held for investment	1.02%	0.99%	0.98%
Allowance for loan losses as a percentage of total loans held for investment excluding PPP loans	1.23%	1.25%	0.98%
Allowance for loan losses as a percentage of nonperforming loans	297.35%	144.21%	120.04%
Allowance for loan losses as a percentage of nonperforming assets	297.35%	144.21%	120.04%
Accruing loans held for investment past due 30 - 89 days	$54	$1,233	$1,767

(1)	Excludes purchased credit impaired loans with a net carrying value of $761 thousand, $792 thousand and $1.1 million at December 31, 2020, September 30, 2020 and December 31, 2019.

GAAP to Non-GAAP Reconciliation

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) efficiency ratio, (2) pre-tax pre-provision income, (3) average tangible common equity, (4) return on average tangible common equity, (5) tangible common equity, (6) tangible assets, (7) tangible common equity to tangible asset ratio, and (8) tangible book value per share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

15

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
	(dollars in thousands)
Efficiency Ratio
Noninterest expense (numerator)	$12,321	$11,528	$11,284	$46,468	$43,240

Net interest income	23,533	21,726	19,208	84,736	78,262
Plus: Noninterest income	4,194	1,943	1,583	8,607	7,700
Total net interest income and noninterest income (denominator)	$27,727	$23,669	$20,791	$93,343	$85,962
Efficiency ratio	44.4%	48.7%	54.3%	49.8%	50.3%

Pre-tax pre-provision income
Net interest income	$23,533	$21,726	$19,208	$84,736	$78,262
Noninterest income	4,194	1,943	1,583	8,607	7,700
Total net interest income and noninterest income	27,727	23,669	20,791	93,343	85,962
Less: Noninterest expense	12,321	11,528	11,284	46,468	43,240
Pre-tax pre-provision income	$15,406	$12,141	$9,507	$46,875	$42,722

Return on Average Assets, Equity, Tangible Equity
Net income	$10,794	$7,881	$5,958	$28,951	$27,848

Average assets	2,288,205	2,254,461	1,688,584	2,095,784	1,603,600
Average shareholders’ equity	278,049	270,903	261,916	270,521	254,770
Less: Average intangible assets	78,501	78,696	79,336	78,790	79,631
Average tangible common equity	$199,548	$192,207	$182,580	$191,731	$175,139

Return on average assets	1.88%	1.39%	1.40%	1.38%	1.74%
Return on average equity	15.44%	11.57%	9.02%	10.70%	10.93%
Return on average tangible common equity	21.52%	16.31%	12.95%	15.10%	15.90%

16

	As of
	December 31, 2020	September 30, 2020	December 31, 2019
	(dollars in thousands, except per share amounts)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$280,741	$272,471	$261,805
Less: Intangible assets	78,381	78,574	79,153
Tangible common equity	$202,360	$193,897	$182,652

Total assets	$2,283,115	$2,256,342	$1,690,324
Less: Intangible assets	78,381	78,574	79,153
Tangible assets	$2,204,734	$2,177,768	$1,611,171

Equity to assets ratio	12.30%	12.08%	15.49%
Tangible common equity to tangible asset ratio	9.18%	8.90%	11.34%

Shares outstanding	11,705,684	11,705,878	11,635,531
Book value per share	$23.98	$23.28	$22.50
Tangible book value per share	$17.29	$16.56	$15.70

17